Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 16, 2006	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET PROFITS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) reported net income up 6.5 percent on a 3.6 percent net sales increase for the third quarter ended October 28, 2006.

Net income for the third quarter of fiscal 2006 increased 6.5 percent to $17.7 million, or 92 cents per share (89 cents per share on a diluted basis), compared to net income of $16.6 million, or 85 cents per share (82 cents per share on a diluted basis) for the third quarter of fiscal 2005.

Net sales for the third quarter ended October 28, 2006, increased 3.6 percent to $143.1 million compared to net sales of $138.1 million for the third quarter of fiscal 2005. Comparable store net sales, for stores open at least one year, declined 0.1 percent for the quarter ended October 28, 2006, compared with the quarter ended October 29, 2005.

Net income for the nine months ended October 28, 2006 rose 2.7 percent to $33.7 million or $1.75 per share ($1.69 per share on a diluted basis), compared with $32.8 million or $1.66 per share ($1.59 per share on a diluted basis) for the nine months ended October 29, 2005.

Net sales for the first nine months of fiscal 2006 increased 2.1 percent to $355.1 million compared to net sales of $347.7 million in the first nine months of fiscal 2005. Comparable store net sales declined 2.1 percent for the nine months ended October 28, 2006 compared with the nine months ended October 29, 2005.

The adoption of “SFAS No. 123(R): Share-Based Payments” had a $0.01 and $0.04 per share impact on both the Company’s reported after-tax basic and diluted earnings per share for the third quarter and for the first nine months of fiscal 2006, respectively. No compensation expense related to stock option grants was recognized by the Company for fiscal periods prior to fiscal 2006.

During the quarter ended October 28, 2006, the Company repurchased 342,700 shares of its common stock at an average price of $35.82 per share. These shares were purchased pursuant to the 1,000,000 share corporate stock repurchase program authorized by the Board of Directors. The Company had 253,400 shares remaining as of October 28, 2006 to be purchased to complete this authorization.

Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. As of the end of the fiscal quarter, it operated 352 stores in 38 states compared with 337 in 38 states at the end of the prior year third quarter. It currently operates 354 retail stores in 38 states compared with 339 stores in 38 states at this same time a year ago.

To listen to the Company’s recorded quarterly earnings commentary, please call (308) 238-2500.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note: News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Table to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005

SALES, Net of returns and allowances	$143,084	$138,067	$355,088	$347,744

COST OF SALES (Including buying,
distribution and occupancy costs)	84,435	81,818	223,344	217,999

Gross profit	58,649	56,249	131,744	129,745

OPERATING EXPENSES:
Selling	28,095	27,060	72,102	69,674
General and administrative	4,713	4,096	12,254	12,074
	32,808	31,156	84,356	81,748

INCOME FROM OPERATIONS	25,841	25,093	47,388	47,997

OTHER INCOME, Net	2,193	1,116	6,059	3,853

INCOME BEFORE INCOME TAXES	28,034	26,209	53,447	51,850

PROVISION FOR INCOME TAXES	10,373	9,619	19,793	19,086

NET INCOME	$17,661	$16,590	$33,654	$32,764

EARNINGS PER SHARE:
Basic	$0.92	$0.85	$1.75	$1.66

Diluted	$0.89	$0.82	$1.69	$1.59

Basic weighted average shares	19,167	19,458	19,280	19,756
Diluted weighted average shares	19,799	20,184	19,961	20,597

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	October 28,	January 28,
ASSETS	2006	2006

CURRENT ASSETS:
Cash and cash equivalents	$10,053	$23,438
Short-term investments	131,299	134,672
Accounts receivable, net of allowance of $62 and $94, respectively	5,164	4,824
Inventory	99,974	68,731
Prepaid expenses and other assets	8,100	6,894
Total current assets	254,590	238,559

PROPERTY AND EQUIPMENT:	213,714	199,618
Less accumulated depreciation and amortization	(118,538)	(108,222)
	95,176	91,396

LONG-TERM INVESTMENTS	37,936	41,654
OTHER ASSETS	2,624	2,657

	$390,326	$374,266

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,126	$11,119
Accrued employee compensation	10,943	20,096
Accrued store operating expenses	4,755	3,725
Gift certificates redeemable	3,793	5,495
Income taxes payable	7,139	4,696
Total current liabilities	45,756	45,131

DEFERRED COMPENSATION	3,203	2,518
DEFERRED RENT LIABILITY	29,320	26,824
Total liabilities	78,279	74,473

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and
outstanding; 19,200,516 and 19,339,153 shares, respectively	192	193
Additional paid-in capital	26,741	39,651
Retained earnings	285,114	261,948
Unearned compensation - restricted stock	-	(1,999)
Total stockholders’ equity	312,047	299,793

	$390,326	$374,266